UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported June 20, 2019
NOBILIS HEALTH CORP.
(Exact name of registrant as specified in its charter)

British Columbia	001-37349	98-1188172
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

11700 Katy Freeway, Suite 300, Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (281) 925-0950
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Materially Definitive Agreement
On June 20, 2019, Nobilis Health Corp. (the “Company”), an indirect subsidiary, Northstar Healthcare Acquisitions, L.L.C., as Borrower, and certain subsidiaries of the Company, as guarantors (collectively, the “Loan Parties”) entered into a Third Forbearance Agreement (the “Third Forbearance Agreement ”), dated effective as of June 14, 2019, with respect to the Company’s Credit Agreement dated October 28, 2016, as amended (the “Credit Agreement”) with BBVA Compass Bank as Administrative Agent, LC Issuing Lender and Swingline Lender and other lenders party thereto (the “Lenders”).
As previously reported, the Loan Parties, Administrative Agent and certain of the Lenders had entered into that certain Limited Conditional Forbearance Agreement, dated effective as of March 31, 2019 (the “ First Forbearance Agreement ”), pursuant to which the Administrative Agent and Lenders agreed to forbear, during the Forbearance Period (as defined in the First Forbearance Agreement, the “ First Forbearance Period ”), which expired on April 30, 2019, from (a) demanding payment in full of all obligations (including principal, interest, fees, and expense, or any other amount due under the Credit Agreement or other loan documents) and (b) exercising their respective rights and remedies with respect to or arising out of the events of default that occurred as a result of the Borrower under the Credit Agreement (i) failing to comply with financial covenants of the Credit Agreement, (ii) making certain Restricted Payments (collectively (i) and (ii), the “ Specified Defaults ”), (iii) failing to comply with the requirements of Section 6.12(a) of the Credit Agreement in respect to NHC Network, LLC, (iv) failing to cause Nobilis Vascular Texas, LLC, an indirect subsidiary of the Borrower, to make payments when due under a promissory note (collectively (iii) and (iv), the “ Disputed Specified Defaults ”), (v) failing to pay a certain demand invoice from the Administrative Agent, delivered to the Borrower on or about March 5, 2019, (vi) failing to comply with the requirements of the Credit Agreement regarding the disposition of equity interest in a former indirect subsidiary, (vii) failing to pay the principal payments that became due on March 29, 2019, under the Credit Agreement, and (viii) failing to pay interest that became due on March 26, 2019, and on March 29, 2019, under the Credit Agreement (collectively (v), (vi), (vii), and (viii) the “Additional Events of Default ” and, together with the Specified Defaults and Disputed Specified Defaults, the “ Initial Specified Events of Default ”).
Also, as previously reported, the Loan Parties, Administrative Agent and certain of the Lenders had entered into that certain Second Limited Conditional Forbearance Agreement, dated effective as of April 30, 2019 (the “ Second Forbearance Agreement ”), pursuant to which the Administrative Agent and Lenders agreed to forbear, during the Forbearance Period (as defined in the Second Forbearance Agreement, the “ Second Forbearance Period ”), which expired on June 14, 2019, from (a) demanding payment in full of all obligations (including principal, interest, fees, and expense, or any other amount due under the Credit Agreement or other loan documents) and (b) exercising their respective rights and remedies under the Credit Agreement or other comparable provisions of the other loan documents solely as a result of (i) the existence and continuation of the Initial Specified Events of Default and (ii) the Borrower failing to pay the LC Fee that became due and payable on April 10, 2019 under the Credit Agreement (together with the Initial Specified Events of Default, the “Specified Events of Default”)
Pursuant to the terms of the Third Forbearance Agreement, the Administrative Agent and Lenders have agreed that they will forbear, during the Third Forbearance Period (as defined below), from (a) demanding payment in full of all obligations (including principal, interest, fees, and expense, or any other amount due under the Credit Agreement or other loan documents) and (b) exercising their respective rights and remedies under the Credit Agreement and other comparable provisions of the other Loan Documents solely as a result of (i) the existence and continuation of the Specified Events of Default. The forbearance period under the Third Forbearance Agreement (the “ Third Forbearance Period ”) will expire on the earliest to occur of (i) the occurrence of an event of default under the Super Priority Credit Agreement, in each case during the Third Forbearance Period other than (a) the Specified Events of Default or (b) any event of default that occurs due to the failure of the Loan Parties to comply with the certain financial covenants contained in Section 7.11 of the Credit Agreement, (ii) any Loan Party’s actual knowledge of an event of default (other than the Specified Events of Default) that occurred prior to the Third Forbearance Period and that has not been cured within three business days of a Loan Party obtaining actual knowledge of such event of default and (iii) July 31, 2019.
The forgoing descriptions of the First Forbearance Agreement, the Second Forbearance Agreement and the Third Forbearance Agreement are qualified in their entirety by reference to the full text of the First Forbearance Agreement, a copy of which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 9, 2019, the Second Forbearance Agreement, a copy of which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 29, 2019, and the Third Forbearance Agreement, a copy of which is filed in Exhibit 10.1 to this Current Report on Form 8-K, and each of which are incorporated herein by reference.

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
10.1	Third Limited Conditional Forbearance Agreement, dated effective June 14, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBILIS HEALTH CORP.

/s/ Brandon Moreno
Brandon Moreno
Chief Financial Officer

Date: June 21, 2019